Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Equity Premium Opportunity Fund

811-21674


The annual meeting of shareholders was held in the offices of Nuveen Investments on September 19, 2014; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members. The meeting was subsequently adjourned to October 20, November 17, and to December 5, 2014.


The results of the shareholder votes are as follows:

<c> Common shares

To approve an Agreement and Plan of
Reorganization


   For
         33,312,100
   Against
           1,436,837
   Abstain
           1,213,210
   Broker Non-Votes
           7,786,265
      Total
         43,748,412




To approve a new investment
management agreement between the
Fund and Nuveen Fund Advisors, LLC.


   For
         26,840,236
   Against
           1,007,330
   Abstain
              933,407
   Broker Non-Votes
           7,795,890
      Total
         36,576,863


To approve a new sub-advisory
agreement between Nuveen Fund
Advisors, LLC and Gateway Investment Advisers, LLC.


   For
         26,801,196
   Against
           1,058,618
   Abstain
              921,159
   Broker Non-Votes
           7,795,890
      Total
         36,576,863

Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission
Type N-14 8C, accession number 0001193125-14-
279085, on July 24, 2014.